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                                               PRUCO LIFE INSURANCE COMPANY
                                               (A PRUDENTIAL FINANCIAL COMPANY)
                                               2999 NORTH 44TH STREET, SUITE 250
                                               PHOENIX, ARIZONA  85014


                               SCHEDULE SUPPLEMENT
                       GUARANTEED MINIMUM PAYMENTS BENEFIT


CONTRACT NUMBER: [XXXXXXX]

EFFECTIVE DATE OF THE GUARANTEED MINIMUM PAYMENTS BENEFIT ENDORSEMENT: [Contract Date]

GMP ROLL-UP RATE: [5]%

DATE WE STOP INCREASING THE GMP ROLL-UP VALUE: [The [tenth] anniversary of the Effective Date of the Endorsement]

RATCHET VALUE MEASURING DATES: [Each of the first [ten] Contract Anniversaries after the Effective Date of the Endorsement]

ANNUAL INCOME PERCENTAGE: [5]%

ANNUAL WITHDRAWAL PERCENTAGE: [7]%

STEP-UP WAITING PERIOD: [5 Years from the later of the date of the first withdrawal or the date of the most recent step-up]

ANNUITY PAYMENT TABLE: [The Annuity Payment Table below is used to compute the minimum annual amount of a life annuity payment with 5 payments certain per $1,000 applied. We used the Annuity 2000 Mortality Table, less two years, with projected mortality improvements (modified Scale G), and an interest rate of 3% per year in preparing the Annuity Payment Table.

      AGE            MALE          FEMALE        UNISEX          AGE           MALE          FEMALE         UNISEX
      50          $  45.16       $  42.52      $  43.06           75       $  82.13       $  74.48       $  76.00
      55             49.00          45.76         46.42           80          98.01          89.91          91.52
      60             54.01          50.01         50.82           85         117.86         110.78         112.20
      65             60.77          55.70         56.72           90         140.50         135.96         136.88
      70             69.95          63.49         64.78           95         163.30         160.31         160.93

The factors in the Annuity Payment Table are based on the Annuitant's Adjusted Age and sex. The Adjusted Age is the Annuitant's age last birthday prior to the date on which the first Annuity payment is due, adjusted as shown in the "Translation of Adjusted Age Table" below.

                                          TRANSLATION OF       ADJUSTED AGE TABLE
  Calendar Year in Which                                       Calendar Year in Which
  First Payment Is Due             Adjusted Age                First Payment Is Due          Adjusted Age
  Prior to 2010                    Actual Age                  2050 through 2059             Actual Age minus 5
  2010 through 2019                Actual Age minus 1          2060 through 2069             Actual Age minus 6
  2020 through 2029                Actual Age minus 2          2070 through 2079             Actual Age minus 7
  2030 through 2039                Actual Age minus 3          2080 through 2089             Actual Age minus 8
  2040 through 2049                Actual Age minus 4          2090 through 2099             Actual Age minus 9]


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CHARGE FOR THE ENDORSEMENT: [The daily equivalent of an annual rate of [0.60]%]

INTEREST RATE CREDITED TO WITHHELD GUARANTEE PAYMENTS: [1]%